FOR IMMEDIATE RELEASE:

Investor Contacts:
Christopher Oddleifson
President and Chief Executive Officer
(781) 982-6660

Denis K. Sheahan
Chief Financial Officer
(781) 982-6341

For media inquiries, contact:
Ralph Valente
Senior Vice President and Director of Marketing
(781) 982-6636
ralph.valente@rocklandtrust.com

UNITED STATES TREASURY DEPARTMENT MAKES
$66 MILLION NEW MARKETS TAX CREDIT AWARD
TO ROCKLAND TRUST COMMUNITY DEVELOPMENT

Rockland Trust Only Massachusetts Bank to Receive Award

Rockland, Massachusetts. (February 28, 2012). The United States Department of the Treasury Community Development Financial Institutions Fund has awarded Rockland Trust Community Development Corporation $66 million in tax credit allocation authority under the federal New Markets Tax Credit Program. Rockland Trust Community Development Corporation is a wholly owned subsidiary of Rockland Trust Company, the commercial bank subsidiary of Independent Bank Corp. (NASDAQ: INDB).

Rockland Trust Community Development Corporation received its award as a result of a competitive application process which began in July 2011 and involved 314 applicants nationwide. Rockland Trust Community Development Corporation was one of only 70 organizations in the country to receive a New Markets Tax Credit award, and is the only community development entity affiliated with a Massachusetts bank to receive an award in the current round. This is the fourth time that Rockland Trust’s community development subsidiaries have been honored with a New Markets Tax Credit award.

Christopher Oddleifson, the Chief Executive Officer and President of Independent Bank Corp. and Rockland Trust Company, stated that “Rockland Trust is truly honored by this award, which increases our ability to support economic growth and promote job creation in the many low-income communities that we serve.”

The federal New Markets Tax Credit Program was enacted in December 2000 to provide tax incentives for investment in low-income urban and rural communities across the nation. More information on the New Markets Tax Credit Program, and the most recent awards which were announced on Thursday, February 23, 2012, may be obtained at www.cdfifund.gov.

Rockland Trust deploys its New Markets Tax Credit awards in two ways: (1) by making loans through its wholly-owned community development subsidiaries to qualified businesses and individuals in low-income communities in Massachusetts and Rhode Island on advantageous terms and conditions; and (2) by making financial counseling investments that provide direct technical assistance, free of charge, to qualified businesses. As of December 2011 Rockland Trust’s community development subsidiaries have, in the course of deploying its three prior New Markets Tax Credit awards, made 123 loans totaling approximately $137 million in the aggregate and made over $400,000 in 17 separate technical assistance investments. Those New Markets Tax Credit loans and investments have, as of December 2011 in the aggregate:

•	Helped create or maintain approximately 2,829 jobs (many of which have been filled by low-income community residents);

•	Helped to provide technical assistance to over 990 businesses; and,

•	Financed the acquisition and/or rehabilitation of over 2.7 million square feet of real estate in low-income communities.

The $66 million award of tax credit allocation authority enables Rockland Trust to acquire federal tax credits for making equity investments in the community development subsidiary which will be used to implement the award. Those equity investments, in turn, must be used to make loans to qualified businesses and individuals in low-income communities in accordance with New Markets Tax Credit Program criteria. Rockland Trust’s overall tax credit will be equal to 39% of its total equity investment, recognized over a seven-year period beginning in the year in which equity investments are made at a rate of 5% in each of the first three years and 6% in each of the final four years. In order for tax credits to be obtained, Rockland Trust’s community development subsidiary must enter into an Allocation Agreement with the Treasury Department, make loans in accordance with regulatory guidelines, and otherwise comply with New Markets Tax Credit Program requirements. Independent Bank Corp. has not yet determined when tax credits from the current award will be recognized.

Independent Bank Corp., which has Rockland Trust Company as its wholly-owned commercial bank subsidiary, has approximately $5.0 billion in assets. Rockland Trust offers a wide range of commercial banking products and services, retail banking products and services, business and consumer loans, insurance products and services, and investment management services. To find out why Rockland Trust is the bank “Where Each Relationship Matters®”, visit www.RocklandTrust.com.

This press release contains certain “forward-looking statements” with respect to the financial condition, results of operations and business of Independent Bank Corp. Actual results may differ from those contemplated by these statements. The Company wishes to caution readers not to place undue reliance on any forward-looking statements. The Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise.

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